Exhibit 5.01

[INTUIT INC. LETTERHEAD]

January 23, 2015

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Subject: Intuit Inc.

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about January 23, 2015. The Registration Statement relates to the registration of 3,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), which have been reserved for issuance under the Company’s Employee Stock Purchase Plan, as adopted on October 7, 1996 and amended through January 22, 2015 (the “ESPP”).

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the ESPP, and (v) resolutions of the Board of Directors and records of the Annual Meeting of Stockholders of the Company relating to adoption and approval of the ESPP. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the ESPP for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the ESPP, when duly issued and paid for in accordance with the ESPP and the terms of the offering under the ESPP under which the Shares are issued for the consideration provided for therein, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LAURA A. FENNELL

Laura A. Fennell

Senior Vice President, General Counsel and Corporate Secretary

Intuit Inc.